UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

WIKILOAN INC.
(Exact name of registrant as specified in its charter)

Delaware	033-26828	58-1921737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1093 Broxton Avenue Suite 210 Los Angeles, CA 90024
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 443-9246

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01      Completion of Acquisition or Disposition of Assets

On February 10, 2012 (the “Closing Date”), WikiLoan Inc., a Delaware Corporation (the “Company”), completed a merger with WikiPay, Inc. a Delaware corporation (“WikiPay”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated February 10, 2012 (the “Merger”). As a result of the Merger, WikiPay merged with and into the Company, with the Company being the surviving entity of the Merger.

Pursuant to the Merger Agreement, the Company will acquire 100% of the issued and outstanding shares of WikiPay and its two wholly-owned subsidiaries, WikiPay LTD of the United Kingdom and WikiPay SA of Mexico, in exchange for the issuance of 7,992,000 shares of WikiLoan Series A Preferred Stock, par value $0.01 (the “Preferred Stock”). Each share of common stock of WikiPay issued and outstanding immediately prior to the effective time, was converted into the right to receive a number of shares of WikiLoan Preferred Stock such that immediately after the Merger,  WikiPay’s stockholders own sixty percent (60%) of the Company’s then outstanding shares of common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Preferred Shares were converted), and the Company’s stockholders own forty percent (40%) of its then outstanding shares of the Company’s common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Preferred Shares were converted).

All shares of WikiPay common stock outstanding immediately prior to the Merger are no long outstanding and were automatically cancelled and retired and ceased to exist, and each certificate previously representing any such shares now represents the right to receive a certificate representing the shares of WikiLoan Preferred Stock into which such WikiPay common stock was converted into.

Certain officers and directors of WikiPay are affiliates of the Company. Marco Garibaldi, the Chief Executive Officer and a director of the Company, is the Chief Financial Officer and a director of WikiPay. Edward DeFeudis, the President, Chief Financial Officer and a director of the Company, is the Chief Executive Officer and a director of WikiPay. In light of Mr. Garibaldi’s and Mr. DeFeudis’s relationship with WikiPay, the Company obtained a fairness opinion from an investment banking firm that the consideration paid by the Company in such transactions is fair to the Company from a financial point of view. The fairness opinion is attached as an exhibit to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”), which is incorporated by reference herein.

Series A Preferred Stock

Each share of Preferred Stock is convertible into ten (10) shares of the Company’s common stock, $0.001 par value (the “Common Stock”), at such a time as the Company determines, but not later than three months from issuance. Each share of Preferred Stock possess 10 votes per share and is entitled to vote together with holders of the company’s common stock on all matters upon which common stockholders may vote. The Preferred Stock contains rights to participate in dividends prior to holders of the Company’s Common Stock, and to receive the net assets of the Company upon liquidation, pari passu with the holders of the Company’s Common Stock.

About WikiPay, Inc.

WikiPay is a low-cost, cash-based mobile payment and marketing platform solution for Peer-to-Peer (P2P), Business-to-Consumer (B2C), Consumer-to-Business (C2B), and Business-to-Business (B2B) transactions.  The main pull for WikiPay is its low transaction fees. WikiPay is free for payments between members.  Additionally, WikiPay’s mobile marketing application, WikiBlast, enables merchants to reach their client base instantly with a variety of customizable SMS marketing programs.

Item 3.02      Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Items 2.01 of this Report, which disclosure is incorporated herein by reference.

The Company believes that the issuance of the Series A Preferred Stock was a transaction not involving a public offering and was exempt from registration with the Securities and Exchange Commission pursuant to Rule 4(2) of the Securities Act of 1933.

Item 5.03      Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year

On February 9, 2012, the Company’s Board of Directors approved a Certificate of Designation to the Company’s Articles of Incorporation (the “Certificate of Designation”), specifying the rights, privileges, preferences, and restrictions of the Series A Preferred Stock described in Item 2.01 above. The Certificate of Designation is attached as Exhibit 3.1 to this Report.

On February 9, 2012, we filed a Certificate of Amendment to our Articles of Incorporation (the “Amendment”) to increase the authorized shares of common stock of the Company from 150,000,000 to 250,000,000. A copy of the Amendment is attached hereto as Exhibit 3.2 to this Report.

Item 8.01      Other Events

On February 14, 2012, the Company issued a press release announcing the acquisition of WikiPay, a copy of which is attached to this Report as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Audited financial statements of WikiPay for the year ended December 31, 2011 will be filed by amendment within 71 days of the date of this Report.

(b)	Pro Forma Financial Information

Pro forma financial information will be filed by amendment within 71 days of the date of this Report.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger
3.1	Certificate of Designation
3.2	Amendment to Articles of Incorporation
99.1	Press Release
99.2	Financial Statements of WikiPay for the year ended December 31, 2011 (1)
99.3	Pro Forma Financial Information (1)

(1)	To be filed by Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2012
WIKILOAN INC.

By:	/s/ Marco Garibaldi
Marco Garibaldi Chief Executive Officer